Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 7

TO MASTER REPURCHASE AGREEMENT

Amendment No. 7 dated as of September 30, 2005 (this “Amendment”), by and between BEAR STEARNS MORTGAGE CAPITAL CORPORATION (the “Buyer”), ABETTERWAYHOME FINANCE, LLC II (“Finance”) and HOMEBANC FUNDING CORP. II (“Funding” and, together with Finance, the “Seller”).

RECITALS

The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of April 29, 2004 and as amended by Amendment No. 1 and Joinder dated as of June 7, 2004, Amendment No. 2 dated as of June 25, 2004, Amendment No. 3 dated as of December 27, 2004, Amendment No. 4 dated as of January 24, 2005, Amendment No. 5 dated as of July 13, 2005 and Amendment No. 6 dated as of September 12, 2005 (the “Existing Repurchase Agreement”; as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Parties. The Existing Repurchase Agreement is hereby amended by removing Finance as a party thereto.

SECTION 2. Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by:

2.1 deleting the definitions of “Adjusted Tangible Net Worth”, “Guarantee”, “Tangible Net Worth” and “Termination Date” in their entirety and replacing them with the following, respectively:

““Adjusted Tangible Net Worth” shall mean Tangible Net Worth minus the excess of assets pledged to secure Securitization Debt over Securitization Debt, plus Qualified Subordinated Debt.”

““Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) Qualified Subordinated Debt or (iii) with respect to HomeBanc Corp., any payments made by HomeBanc Corp. to HomeBanc Mortgage Corporation under that certain Master Intercompany Promissory Note dated August 1, 2005 by HomeBanc Corp. in favor of HomeBanc Mortgage Corporation. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.”

““Tangible Net Worth” shall mean with respect to any Person at any date, the excess of the total assets (including, without limitation, aggregate investments in nonconsolidated Subsidiaries and Affiliates to include common equity interests issued by Affiliates of such Person) of such Person over the liabilities of such person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements (“Net Worth”) minus goodwill.”

““Termination Date” shall mean September 28, 2006 or such later date as to which Buyer, Finance and Funding shall agree in writing.”

2.2 adding the following definition of “Qualified Subordinated Debt” in its proper alphabetical order:

“Qualified Subordinated Debt” shall mean Indebtedness, as of the Amendment Effective Date, (including, without limitation, any junior subordinated debentures and guaranties related to the issuance of trust preferred securities by one or more trusts that are Affiliates of HomeBanc Corp. or its respective Affiliates) of either HomeBanc Corp. or HomeBanc Mortgage Corporation to any Person (i) the papers evidencing, securing, governing or otherwise related to which Indebtedness impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Companies by the Repurchase Agreement, the Purchase Agreement or the HomeBanc Guaranty, (ii) that by their terms is subordinated to the Obligations and (iii) the principal of which is not due and payable until ninety (90) days or more after the Maturity Date.”

SECTION 3. Exhibits. Exhibit VIII to the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A to this Amendment.

SECTION 4. Conditions Precedent. This Amendment shall become effective as of September 30, 2005 (the “Amendment Effective Date”) subject to the satisfaction of the following conditions precedent:

4.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered and duly authorized officers of the Buyer, Finance and Funding;

(b) Amendment No. 3 to the Limited Guaranty, executed and delivered and duly authorized officers of the Buyer and the Limited Guarantor; and

(c) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 5. Representations and Warranties. Each of Finance and Funding hereby represents and warrants to the Buyer that after giving effect to this Amendment it is in compliance with all the terms and provisions set forth in the Existing Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 11 of the Existing Repurchase Agreement.

SECTION 6. Fees. The Seller agrees to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of, this Amendment or any other documents prepared in connection herewith and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

SECTION 7. Confidentiality. The parties hereto acknowledge that the confidentiality provisions set forth in Section 29 of the Repurchase Agreement shall apply to this Amendment.

SECTION 8. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 9. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 10. Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 11. Conflicts. The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Repurchase Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS MORTGAGE CAPITAL CORPORATION,
as Buyer

By:	/s/ Paul Friedman
Name:	Paul Friedman
Title:	Senior Managing Director

ABETTERWAYHOME FINANCE, LLC II as Seller

By:	/s/ James L. Krakau
Name:	James L. Krakau
Title:	Senior Vice President and Treasurer

HOMEBANC FUNDING CORP. II, as Seller

By:	/s/ James L. Krakau
Name:	James L. Krakau
Title:	Senior Vice President and Treasurer

EXHIBIT A TO AMENDMENT NO. 7

TO MASTER REPURCHASE AGREEMENT

Exhibit VIII

Limited Guarantor’s Officer’s Certificate

I,                     , do hereby certify that I am duly elected, qualified and authorized officer of HomeBanc Corp. (the “Limited Guarantor”). This Certificate is delivered to you in connection with Section 12(d)(iv) of the Master Repurchase Agreement dated as of April 29, 2004, among Seller and Bear Stearns Mortgage Capital Corporation (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, the Limited Guarantor is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Adjusted Tangible Net Worth. The Limited Guarantor has maintained an Adjusted Tangible Net Worth of not less than $225,000,000 plus 85% of the net proceeds of any issuance of common or preferred shareholder equity.

(ii) Maintenance of Ratio of Total Liabilities to Adjusted Tangible Net Worth. As of the end of each calendar month, the Limited Guarantor has maintained the ratio of Total Liabilities to Adjusted Tangible Net Worth no greater than the ratios set forth below:

On and after this date	the maximum ratio is
The Amendment Effective Date	20:1

November 30, 2005	25:1

Upon the earlier of (i) the Limited Guarantor’s 2006 effort to increase capital through the public sale of additional common equity and (ii) May 31, 2006.	20:1

(iii) Maintenance of Ratio of Total Recourse Liabilities to Adjusted Tangible Net Worth. The Limited Guarantor has maintained the ratio of Total Recourse Liabilities to Adjusted Tangible Net Worth no greater than 4.5:1.

(iv) Maintenance of Liquidity. The Limited Guarantor has maintained, as of the end of each calendar month, Liquidity in an amount not less than $25,000,000.

(v) Maintenance of Net Income. The Limited Guarantor (i) has not permitted, for the calendar quarter ending March 31, 2005, Net Income (on a consolidated basis) for such calendar quarter, to be a loss greater than $15 million; (ii) has not permitted, for the calendar quarter ending June 30, 2005, Net Income (on a consolidated basis) for such calendar quarter, to be a loss greater than $10 million; (iii) has not permitted, for the calendar quarter ending September 30, 2005, Net Income (on a consolidated basis) for such calendar quarter, to be a loss greater than $5 million and (iv) has maintained Net Income (on a consolidated basis) of at least (A) for the calendar quarter ending December 31, 2005, $1.00 and (B) for every two consecutive calendar quarters thereafter, $2.00.”

(vi) No Default or Event of Default has occurred and is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action the Seller has taken or proposes to take with respect thereto.]

IN WITNESS WHEREOF, I have set my hand this      day of                     ,         .

By:
Name:
Title:

[Schedule 1]

[to Officer’s Certificate]